UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2020

ARCTURUS THERAPEUTICS HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38942	32-0595345
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10628 Science Center Drive, Suite 250

San Diego, California 92121

(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 900-2660

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	ARCT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously announced, on April 16, 2020, Arcturus Therapeutics Holdings Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Guggenheim Securities, LLC (the “Representative”), as representative of the several underwriters identified in Schedule I thereto (the “Underwriters”), in connection with its public offering (the “Offering”) of 4,117,650 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a public offering price of $17.00 per share less underwriting discounts and commissions.

On April 17, 2020, the Representative delivered notice of its intention to exercise in full its option to purchase an additional 617,647 shares of Common Stock (the “Over-Allotment Shares”) at the public offering price of $17.00 per share less underwriting discounts and commissions. The Company received approximately $9.87 million in net proceeds from the sale of the Over-Allotment Shares after deducting the underwriting discounts and commissions. The sale of the Over-Allotment  Shares closed on April 20, 2020.  The Firm Shares and the Over-Allotment Shares were delivered on April 20, 2020.

The total amount of shares of  Common Stock sold  in the Offering, including the Firm Shares and the Over-Allotment Shares, was 4,735,297 shares with aggregate net proceeds received by the Company of approximately $75.3 million after deducting the underwriting discounts and commissions and offering expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcturus Therapeutics Holdings Inc.
Date: April 20, 2020

	By:	/s/ Joseph E. Payne
	Name:	Joseph E. Payne
	Title:	Chief Executive Officer